Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cipher Mining Inc. on Form S-1 of our report dated February 17, 2021, except for the merger agreement disclosed in Note 12 as to which the date is March 5, 2021, restatement disclosed in Note 2 – Amendment 1 as to which the date is May 7, 2021, restatement disclosed in Note 2 – Amendment 2 as to which the date is June 14, 2021, and Note 2 and Note 8 – Amendment 3 and change of name Note 1, as to which the date is January 21, 2022, with respect to our audit of the financial statements of Cipher Mining Inc. (formerly known as Good Works Acquisition Corp.) as of December 31, 2021 and for the period ended December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

January 21, 2022